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Exhibit 10.39

SUMMARY OF LEASE AGREEMENT DATED DECEMBER 27, 2002 BETWEEN SOCIETE LOGIDIS AND SOCIETE LOGIDIS. (ORIGINAL DOCUMENT IS IN FRENCH ONLY).

      SECTION 1 - This section identifies the document and the parties thereto, describes the lease term of nine years, and the location of property in France. This section also states that the property is in good condition, and is used for food and non-food product storage.

      SECTION 2 - This section describes the general conditions to the parties' performance under the lease. Specifically: (i) the tenant must occupy the property; (ii) the tenant must maintain the property according to applicable laws; (iii) if the lessor has complaints, it is the lessee's responsibility to remedy; (iv) the lessee must maintain the physical security of the property; (v) the lessee may not let the condition of the property deteriorate; (vi) the lessee must warn the lessor of any deterioration in the property; (vii) the lessee must use and occupy the property continuously and keep it furnished; and
(viii) the lessee can not hold the lessor responsible for any temporary reduction of water, electricity, telephone service or heat unless it is the fault of the lessor.

      Section 2 also provides conditions regarding installations and improvements to the property. Specifically: (i) there will be no reduction in rent for cost of maintenance or repairs; (ii) the lessee is responsible for maintenance; (iii) the lessee may not change the purpose of property without express prior permission of the lessor; (iv) the lessee may not add weight to the floor or elevators more than can be tolerated by them; (v) the lessee cannot install anything which will impede access to the HVAC systems; (vi) the lessee may not undertake any work or improvements to the property which require a construction or demolition permit; and (vii) minor work associated with the needs of the lessee's usage requires the lessor's prior written permission. Any improvements become the lessor's property at end of lease. The lessor must be involved in any project that creates an extension of the property, and the lessee must pay the full cost of all such extensions. Section 2 provides further for reimbursement and the renegotiation of a new lease if any such extension is added to the property. With respect to maintenance, the lessee is solely responsible for all maintenance and repairs, and the lessee must maintain the property in good condition. The lessee must permit the lessor to inspect the property at lessor's discretion with 24 hours notice. The lessee must provide the lessor with a report annually stipulating that property is in good condition. The lessee must pay all rental, real estate, professional and other taxes, waste removal tax, water drainage, street cleaning tax, and other municipal taxes. The lessee must also pay all common area maintenance charges, if any apply.

      Section 2 also address Recourse, Destruction and Insurance. Lessee expressly renounces all recourse to the lessor or its insurance agents in case of total destruction of the building, theft, vandalism, problems caused by utilities and damages caused by riots, strikes and civil war. In case of total destruction of the property through no fault of the lessee, the lease terminates. The lessor reserves the right to sue the lessee if lessor can prove that lessee at fault in any way. If the property is partially destroyed and can not be used for its stated purpose, the same conditions shall apply as for total destruction. If property may still be used for lessee's purpose, the lease will not terminate, and damages will be covered by insurance. The lessee must
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take all possible steps to restore the property to good condition, and the lessor will give any insurance proceeds it receives to the lessee. The lessee must pay proportionate rent relative to amount of building it is able to use.

      The lessee will insure the property for lessor on its behalf against material damage to property at the complete replacement cost of the facilities, including all equipment and installations that belong to lessee. The lessee must insure against fire, explosions, electrical damage, damage caused by airplanes, natural catastrophes, smoke, strikes, riots and popular movements, vandalism, water damage, building sinking due to lessee's fault, recourse against neighbors and third parties and bomb attacks. Insurance must cover loss of rent for no less than two years, any professional fees that are required. Any fees that lessor must pay to insure the property will be repaid to lessor by lessee. Lessee must insure itself on our lessor's behalf for any physical harm to third parties occurring on property. Lessee must reimburse the lessor for any premiums that lessor has to pay, and lessor reserves right to require lessee to cover against any other reasonable risks. The lessee must insure all furniture and any installations or improvements against all above risks, and insure itself against physical harm to third parties. The lessee must maintain and renew insurance during entire lease and prove to lessor that such insurance is in force and in good standing. If lessee subleases any part of the property, the sub-tenant must renounce any right to sue lessor for any reason. If construction on the property is permitted, the lessee must prove it has adequately insured against any potential damages, must have insurance in effect during the working period, including a guarantee for any damages to property, accidents on the worksite and third party harm. After any construction is completed, the lessee must obtain an insurance policy to cover construction problems arising over the following ten years. The lessee may not cede its right to the lease without the lessor's express written permission. The lessee can terminate the lease if the property will be leased by another entity of the Carrefour group or a successor company. The lessee may not sub-lease the property without the lessee's prior express written permission. Sublease to member of the Carrefour group will be permitted by lessor. The lessee is responsible for all terms of the lease in the event of a sublease. The lessor is not responsible for telephone systems.

      The lessee must inform the lessor one month in advance of when it will vacate the premises, provided that lessee has fulfilled all the terms of the lease, paid all taxes and rent, and can return the property in good condition. If repairs are necessary at that time, lessee will choose who will perform the work, with the consent of the lessor. If the lessee does not choose an acceptable contractor to repair the property in this timeframe, the lessor will select the contractor and lessee will pay for work done to restore the property.

      SECTION 3 - The lessee will pay annual rent as defined in Article 30 and
21. Pursuant to Article 17, additional rent, taxes, insurance and other charges (maintenance), will be reimbursed to lessor on a quarterly basis. The lessee shall estimate and pay quarterly taxes, adjusted annually as necessary. The lessor must inform lessee of actual charges paid on lessee's behalf. The lessor pays VAT and lessee must pay VAT with rent. Rent must be paid on first day of each quarter (January, March, July, October). If lessee does not pay rent, there will be a late charge of 7% plus interest. The lessee is to pay a security deposit in an amount equal to 3 months


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rent before taxes. For any kind of default or failure to present security deposit by lessee, lessor has the right to withdraw and terminate the lease. The amount of the security deposit adjusted for rent increases. If lessee is in default of the lease, lessor shall retain the security deposit.

      Rent shall increase based on INSEE index on the anniversary of the lease. If the INSEE index decreases, rent will remain same (no decrease). When the index is published, lessor will inform tenant as to any applicable change in the amount of rent. If the index is published later than scheduled, lessee will owe lessor any difference retroactive to the anticipated publication date, which, must be paid within 15 days of notification by lessor. It shall be an event of default, allowing lessor to terminate the lease, if after any rent increase lessee fails to make payment within one month after the invoice has been presented.

      SECTION 4 - Describes applicable events of default. If lessor tolerates any failure to meet the lease provisions this will not be considered a lease modification. If the lessee fails to meet any conditions of the lease, especially non-payment of rent, lessor may declare default. If a default occurs and lessor terminates the lease, and if the lessee refuse to vacate the premises, lessor will appeal to the French court in Paris for relief. If the lessor declares a default, lessor has the right to a fixed fine of 10% of the amount due, to cover associated professional fees or expenses. If the lease terminates due to default by lessee, lessee shall remain responsible for rent until the end of the then current term of the lease. If lessee does not vacate the property, it must continue to pay rent. Any prepaid additional rent and security deposit will be forfeited to lessor.

      Section 4 also provides the addresses for notices to be sent to all parties and guarantors, and acknowledges that each of the guarantors has given to lessor the security deposit.

      SECTION 5 - Sets forth the following details with respect to the premises and the lease (U.S. Dollar amounts are based upon current conversion rate of 1.037 Dollars per Euro):

Location:                          Cholet, France
Square meters:                     20,133
Start of lease term:               December 27, 2002
Purpose of facility:               storage and warehousing of food and non-food
                                   products and offices for staff.
Annual Rent:                       E812,175/$842,217
VAT:                               E159,186/$165,075
Security deposit amount:           E203,044/$210,555
Guarantors:                        Carrefour, SA; Carrefour Hypermarches France
                                   SAS
Base:                              INSEE index

      Also described or referred to in this section are a List of Annexes, map of the property, condition report of property as of December 27, 2002, asbestos clearance and the guaranty agreement.


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